Exhibit 99.1

Contango ORE Announces Revised Budget for Manh Choh Project

HOUSTON--(BUSINESS WIRE)--February 18, 2022--Contango ORE, Inc. (“CORE” or the “Company”) (NYSE American: CTGO) announced today that it had received updates to the projected 2022 budget for Peak Gold, LLC ("Peak Gold JV"), in which the Company holds a non-controlling 30% interest. Peak Gold JV plans to mine ore from the Main and North Manh Choh deposits located within the State of Alaska (the "Manh Choh Project").

The Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 10, 2022 disclosed that the Peak Gold JV had approved a $47.9 million spending program for 2022, of which the Company's share would be approximately $14.4 million. At a meeting of the Management Committee of Peak Gold JV held on February 14, 2022, Kinross Gold Corporation, the Manager of Peak Gold JV, presented updated information that resulted in a decrease in the Peak Gold JV spending program for 2022 to approximately $26 million, of which the Company’s share would be approximately $7.8 million. The Manager explained that the decrease is due to a revised work plan resulting from recent impacts of inflation, contractor and labor market constraints in Alaska. The Manager determined that it was in the best interests of the Peak Gold JV that certain activities that were initially planned for 2022 be delayed pending further analysis of options including a re-bidding process.

Despite the reduced budget, the Manager expects the Peak Gold JV's feasibility study to remain on target for the second half of 2022, and for initial production to occur in 2024.

Rick Van Nieuwenhuyse, the Company’s President and CEO, stated:

“The reduced spend in 2022 reflects the reality that inflation is hitting all sectors of the economy – especially construction. With the recent CPI for January hitting 7.5%, this shouldn’t come as a surprise to anyone. In Alaska, the State has received several billion dollars in COVID relief money and another $5.6 Billion from the recently passed Infrastructure bill so again, it should not be a surprise that competition for construction contractors is on the rise. It should also be no surprise to gold investors to see the price of gold rise as well – yesterday piercing above the $1900 level. Gold is doing what it has done for eons and remains a store of value. The reduced spend this year does not significantly delay delivery of key milestones: feasibility and permitting by the end of 2022, main construction in 2023 and production in 2024. Meanwhile, Contango continues to advance our Lucky Shot project with our mine contractor now refurbishing and extending the underground to allow the Company to drill test the downdip of the Lucky Shot vein this summer. Please stay tuned for updates on all of our projects.”

ABOUT CORE

CORE is a company that engages in the exploration in Alaska for gold and associated minerals through a 30% interest in Peak Gold, LLC, which leases approximately 675,000 acres for exploration and development, and through Contango Minerals Alaska, LLC, its wholly owned subsidiary, which leases approximately 200,000 acres for exploration. The Company also owns the rights to the Lucky Shot, Coleman and War Baby mines, and approximately 16,600 acres of surrounding mining claims located in Willow Mining District about 75 miles north of Anchorage, Alaska. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE or Peak Gold LLC; ability to realize the anticipated benefits of the recent transactions with an affiliate of Kinross; disruption from the transactions and transition of the Peak Gold, LLC’s management to an affiliate of Kinross, including as it relates to maintenance of business and operational relationships; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; CORE’s inability to retain or maintain its relative ownership interest in Peak Gold, LLC; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by the COVID-19 outbreak; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of the recent presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com